Exhibit 10.1

PROMISSORY NOTE

$50,000,000.00
New York, New York

January 17, 2008

FOR VALUE RECEIVED, MSC INDUSTRIAL DIRECT CO., INC. (the “Borrower”), HEREBY PROMISES TO PAY to the order of JPMORGAN CHASE BANK, N.A. (the “Bank”), at its offices located at 395 North Service Road, Melville, New York, 11747, or at such other place as the Bank or any holder hereof may from time to time designate, the principal sum of FIFTY MILLION DOLLARS ($50,000,000.00), or such lesser amount as may constitute the outstanding balance hereof, in lawful money of the United States, on the Maturity Date (as hereinafter defined) set forth on the Grid Schedule (or earlier as hereinafter referred to), and to pay interest in like money at such office or place from the date hereof on the unpaid principal balance of each Loan (as hereinafter defined) made hereunder at a rate equal to the Applicable Interest Rate (as hereinafter defined and computed on the basis of the actual number of days elapsed on the basis of a 360-day year) for such Loan, which shall be payable on the last day of the Interest Period relating to such Loan and, if such Interest Period is greater than three (3) months, at three (3) month intervals after such Loan is made, until such Loan shall be due and payable (whether at maturity, by acceleration or otherwise) and thereafter, on demand.  Interest on any past due amount, whether at the due date thereof or by acceleration or upon default, shall be payable at a rate two percent (2%) per annum above the Bank's Prime Rate which rate shall be computed for actual number of days elapsed on the basis of a 360-day year and shall be adjusted as of the date of each such change, but in no event higher than the maximum permitted under applicable law.  “Prime Rate” shall mean the rate of interest as is publicly announced by the Bank from time to time as its Prime Rate.

Interest/Grid Schedule

The Bank is authorized to enter on the Grid Schedule attached hereto (i) the amount of each Loan made from time to time hereunder, (ii) the date on which each Loan is made, (iii) the date on which each Loan shall be due and payable to the Bank, provided that all Loans outstanding shall be due and payable no later than March 31, 2008 (the “Maturity Date”), (iv) the interest rate agreed between the Borrower and the Bank as the interest rate to be paid to the Bank on each Loan (each such rate, the “Applicable Interest Rate”), which rate, at the Borrower's option in accordance herewith, shall be at (a) the Prime Rate (the “Prime Rate Loan(s)”), (b) a fixed rate of interest determined by and available at the Bank in its sole discretion (the “Fixed Rate”) for the applicable Interest Period (the “Fixed Rate Loan(s)”) or (c) the Adjusted LIBO Rate (as hereafter defined) plus 0.40% (the “LIBOR Loan”), (v) the amount of each payment made hereunder, and (vi) the outstanding principal balance of the Loans hereunder from time to time.  The date, amount, rate of interest and maturity date of each Loan and payment(s) (if any) of principal, the Loan(s) to which such payment(s) will be applied (which shall be at the discretion of the Bank) and the outstanding principal balance of Loans shall be recorded by the Bank on its books and records (which may be electronic in nature) and at any time and from time to time may be, and shall be prior to any transfer and delivery of this Note, entered by the Bank on the schedule attached or any continuation of the schedule attached hereto by the Bank (at the discretion of the Bank, any such entries may aggregate Loans (and payments thereon) with the same interest rate and tenor and, if made on a given date, may show only the Loans outstanding on such date).  Any such entries shall be conclusive in the absence of manifest error.  The failure by the Bank to make any or all such entries shall not relieve the Borrower from its obligation to pay any and all amounts due hereunder.

Prepayment

The Borrower shall not have the right to prepay any Loan, other than Loans based on the Prime Rate, prior to the Maturity Date of such Loan.  In the event the Borrower does prepay a Loan prior to the Maturity Date, the Borrower shall reimburse the Bank on demand for any loss incurred or to be incurred by it in the reemployment of the funds released by any prepayment.

Discretionary Loans by the Bank

The Bank, pursuant to a letter dated January 17, 2008, has approved an uncommitted line of credit to the Borrower in a principal amount not to exceed the face amount of this Note.  The execution and delivery of this Note and the acceptance by the Bank of this Note shall not be deemed or construed to create any contractual commitment to lend by the Bank to the Borrower.  The line of credit is in the form of advances made from time to time by the Bank in its sole and absolute discretion to the Borrower.  This note evidences the Borrower’s obligations to repay those advances.  The aggregate outstanding principal amount of debt evidenced by this Note is the amount so reflected from time to time in the records of the Bank.  Any LIBOR Loan shall be in a minimum principal amount of $500,000 and in increments of $100,000.  Fixed Rate Loans shall be in a minimum principal amount of $100,000.  Each such request for a Loan shall be made by any officer of the Borrower or any person designated in writing by any such officer, all of which are hereby designated and authorized by the Borrower to request Loans and agree to the terms thereof (including without limitation the Applicable Interest Rate and Maturity Date with respect thereto).  The Borrower shall give the Bank notice at least three (3) Business Days prior to the date hereof and the end of each Interest Period (as hereafter defined) specifying whether the Loan shall bear interest at the Prime Rate, the Fixed Rate or the LIBO Rate and the Interest Period applicable thereto.  In the event the Borrower shall fail to provide such notice, the Loan shall be deemed to bear interest at the applicable Prime Rate and shall have an Interest Period of one month.  The principal amount of each Loan shall be prepaid on the earlier to occur of the Maturity Date applicable thereto, or the date upon which the entire unpaid balance hereof shall otherwise become due and payable.

Increased Cost

If at any time after the date hereof, the Board of Governors of the Federal Reserve System or any political subdivision of the United States of America or any other government, governmental agency or central bank shall impose or modify any reserve or capital requirement on or in respect of loans made by or deposits with the Bank or shall impose on the Bank or the eurocurrency market any other conditions affecting Fixed Rate Loans or LIBOR Loans, and the result of the foregoing is to increase the cost to (or, in the case of Regulation D, to impose a cost on) the Bank of making or maintaining any Fixed Rate Loans or LIBOR Loans or to reduce the amount of any sum receivable by the Bank in respect thereof, by an amount deemed by the Bank to be material, then from time to time the Borrower shall pay to the Bank such additional amounts as will compensate the Bank for such increased cost or reduction; provided, that the Borrower shall not be obligated to compensate the Bank for any increased cost resulting from the application of Regulation D as required by the definition of Adjusted LIBO Rate.  Any such obligation by the Borrower to the Bank shall not be due and owing until the Bank has delivered written notice to the Borrower.  Failure by the Bank to provide such notice shall not be deemed a waiver of any of its rights hereunder.  A certificate of the Bank claiming compensation hereunder and setting forth the additional amounts to be paid to it hereunder and the method by which such amounts were calculated shall be conclusive in the absence of manifest error.

Capital Adequacy

If the Bank shall have determined that the applicability of any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption after the date hereof of any other law, rule regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any lending office of the Bank) or the Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital or on the capital of the Bank's holding company, if any, as a consequence of its obligations hereunder to a level below that which the Bank or the Bank's holding company could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies and the policies of such Bank's holding company with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank or the Bank's holding company for any such reduction suffered.

Indemnity

The Borrower shall indemnify the Bank against (i) any loss or expense which the Bank may sustain or incur as a consequence of the occurrence of any Event of Default and (ii) any loss or expense sustained or incurred including, without limitation, in connection with obtaining, liquidating or employing deposits from third parties as a consequence of the conversion of any Loan from one interest rate to another or the payment of any principal of any Fixed Rate Loan or LIBOR Loan by the Borrower (in either case, pursuant to a default, change in legality or otherwise) on any day other than the last day of an Interest Period, or the failure by the Borrower to borrow or prepay, convert or continue any Fixed Rate Loan or LIBOR Loan or part thereof once notice has been given.  The Bank shall provide to the Borrower a statement, supported where applicable by documentary evidence, explaining the amount of any such loss or expense, which statement shall be conclusive absent manifest error.

Change In Legality

(a)           Notwithstanding anything to the contrary contained elsewhere in this Note, if any change after the date hereof in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration thereof shall make it unlawful (based on the opinion of any counsel, whether in-house, special or general, for the Bank) for the Bank to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan, then, by written notice to the Borrower by the Bank, the Bank may require that all outstanding LIBOR Loans made hereunder be converted to Prime Loans, whereupon all such LIBOR Loans shall be automatically converted to Prime Loans as of the effective date of such notice as provided in paragraph (b) below.

(b)           For purposes of this Section, a notice to the Borrower by the Bank pursuant to paragraph (a) above shall be effective, if lawful and if any LIBOR Loans shall then be outstanding, on the last day of the then current Interest Period; otherwise, such notice shall be effective on the date of receipt by the Borrower.

Events of Default

If (i) there is any failure by the Borrower to pay any principal, interest, fees, or other obligations when due under this Note, or any other agreement or arrangement with the Bank, (ii) there is any other violation or failure to comply with any provision of this Note, (iii) there occurs any material adverse change in the condition or results of operations of any guarantor or the Borrower and its Subsidiaries, taken as a whole, since the date of the quarterly financial statements most recently delivered to the Bank prior to the date of this Note, (iv) any litigation is pending or threatened against any guarantor, the Borrower or any Subsidiary which might have a material adverse effect on the financial condition or results of operations of such guarantor or the Borrower and its Subsidiaries, taken as a whole, as the case may be, (v) there is a default under any agreement governing indebtedness of any guarantor or the Borrower or any Subsidiary, (vi) any warranty, representation or statement of fact made in writing to the Bank at any time by an officer, agent or employee of the Borrower is false or misleading in any material respect when made, (vii) any guarantor or the Borrower shall be dissolved or shall fail to maintain its existence in good standing, or if the usual business of any guarantor or the Borrower shall be suspended or terminated, (viii) the Borrower or any guarantor merges or consolidates with any third party, or sells or otherwise conveys a substantial part of its assets or property to a third party outside the ordinary course of business, or agrees to do any of the foregoing, (ix) any petition is filed by or against any guarantor, the Borrower or any Subsidiary under the Federal Bankruptcy Code or similar state or foreign law, (x) any guarantor, the Borrower or any Subsidiary becomes insolvent, howsoever evidenced, (xi) there is a default under any guaranty guarantying the obligations hereunder, any such guaranty shall fail to remain in full force and effect, or action shall be taken to discontinue such guaranty or assert its invalidity or unenforceability, or any guarantor shall deny that it has any further liability under such guaranty, or give notice to such effect, or (xii) the Bank otherwise, in its sole discretion, deems any of the obligations of the Borrower hereunder insecure, then and in any such event, in addition to all rights and remedies of the Bank under applicable law and otherwise, all such rights and remedies cumulative, not exclusive and enforceable alternatively, successively and concurrently, the Bank may, at its option, declare any and all of the amounts owing under this Note to be due and payable, whereupon the maturity of the then unpaid balance hereof shall be accelerated and the same, together with all interest accrued hereon, shall forthwith become due and payable provided, however, that if a bankruptcy event specified in subsection (ix) above shall have occurred, all amounts owing under this Note shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower.  Further, acceptance of any payments shall not waive or affect any prior demand or acceleration of amounts due hereunder, and each such payment made shall be applied first to the payment of accrued interest, then to the aggregate unpaid principal or otherwise as determined by the Bank in its sole discretion.  "Subsidiary" means (i) any corporation if more than 50% of the outstanding securities having ordinary voting power owned or controlled, directly or indirectly, by the Borrower or by one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization if more than 50% of the ownership interests having ordinary voting power are so owned or controlled.

Definitions

A.           Adjusted LIBO Rate

“Adjusted LIBO Rate” shall mean, with respect to any LIBOR Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/8 of 1%) equal to the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves.

“LIBO Rate” shall mean, with respect to any LIBOR Loan for any Interest Period, the rate quoted by the principal London branch of the Bank at approximately 11:00 a.m. London time two Business Days prior to the first day of such Interest Period for the offering to leading banks in the London Interbank market of dollar deposits in immediately available funds, for a period and in an amount, comparable to such Interest Period and the principal amount of such LIBOR Loan, as it appears on Page 3756 of the Dow Jones Market Service.

B.           Business Day

A “Business Day” shall mean any day other than a Saturday, Sunday or other day on which the Bank is authorized or required by law or regulation to close, and which is a day on which transactions in dollar deposits are being carried out in London, England for Eurodollar Loans and [New York City] [Chicago, Illinois] for Fixed Rate Loans and Prime Loans.

C.           Interest Period

(i)
For LIBOR Loans, Interest Period shall mean the period commencing on the date of such Loan and ending on the numerically corresponding day that is 1, 2, 3 or 6 calendar months thereafter (as selected by the Borrower and recorded on the grid attached hereto).

(ii)	For Fixed Rate Loans, “Interest Period” shall mean the period requested by the Borrower and agreed to by the Bank, as available.

(iii)	For Prime Loans, “Interest Period” shall mean the period agreed to by the parties hereto.

If any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless with respect to LIBOR Loans, such next succeeding Business Day would fall in the next calendar month, in which case (x) such Interest Period shall end on the first preceding Business Day and (y) the Interest Period for any LIBOR Loan that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  Furthermore, no Interest Period may extend beyond the Maturity Date.

D.	Statutory Reserves

“Statutory Reserves” shall mean a fraction (expressed as a decimal, the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System and any other banking authority to which the Bank is subject, with respect to the Adjusted LIBO Rate, for "Eurocurrency liabilities" as defined in Regulation D.  LIBOR Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to the Bank under such Regulation D.  Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

Set-Off

The Borrower hereby gives to the Bank a right of set-off against all moneys, securities and other property of the Borrower and the proceeds thereof, now or hereafter delivered to, remaining with or in transit in any manner to the Bank, its correspondents, affiliates (including J.P Morgan Securities Inc.) or its agents from or for the Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise or coming into possession, control or custody of the Bank in any way, and also, any balance of any deposit accounts and credits of the Borrower with, and any and all claims of the Borrower against the Bank at any time existing, hereby authorizing the Bank at any time or times, without prior notice, to apply such balances, credits or claims, or any part thereof, to the obligations of the Borrower under this Note in such amounts as it may select, whether contingent, unmatured or otherwise.

Miscellaneous

The Borrower hereby waives diligence, demand, presentment, protest and notice of any kind, and assents to extensions of the time of payment, release, surrender or substitution of security, or forbearance or other indulgence, without notice.

This Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by the party to be charged and consented to in writing by the party hereof.

The Bank reserves the right to assign or sell participations in the Loans or the Note  to any entity (including to any Federal Reserve Bank in accordance with applicable law) and to provide any assignee or participant or prospective assignee or participant with information of the Borrower previously received by the Bank, subject to confidentiality requirements.  The Borrower’s consent to such assignment or participation is hereby deemed granted.

The Borrower hereby authorizes the Bank and any other holder of an interest in this Note (a "Holder") to disclose confidential information relating to the financial condition or operations of the Borrower (i) to any director, officer, employee or affiliate of the Bank or any Holder, (ii) to any purchaser or prospective purchaser of an interest in any Loan, (iii) to legal counsel, accountants, and other professional advisors to the Bank or any Holder, (iv) to regulatory officials, (v) as requested or required by law, regulation, or legal process or (vi) in connection with any legal proceeding to which the Bank or any other Holder is a party.

In the event the Bank or any holder hereof shall refer this Note to an attorney for collection, the Borrower agrees to pay, in addition to unpaid principal and interest, all the costs and expenses incurred in attempting or effecting collection hereunder, including reasonable attorney's fees of internal or outside counsel, whether or not suit is instituted.

In the event of any litigation with respect to this Note, THE BORROWER WAIVES THE RIGHT TO A TRIAL BY JURY and all rights of setoff and rights to interpose counter-claims and cross-claims.  The Borrower hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any Federal court located in such State in connection with any action or proceeding arising out of or relating to this Note.  The execution and delivery of this Note has been authorized by the Board of Directors and by any necessary vote or consent of the stockholders of the Borrower.  The Borrower hereby authorizes the Bank to complete this Note in any particulars according to the terms of the loan evidenced hereby.  This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to contract made and to be performed in such State, and shall be binding upon the successors and assigns of the Borrower and inure to the benefit of the Bank, its successors, endorsees and assigns.

If any term or provision of this Note shall be held invalid, illegal or unenforceable the validity of all other terms and provisions hereof shall in no way be affected thereby.

MSC INDUSTRIAL DIRECT CO., INC.

By:_________________________________
                           Title:

GRID SCHEDULE

    APPLICABLE                                   APPLICABLE                                 AMOUNT OF
      INTEREST                                        INTEREST                                      PRINCIPAL                                    MATURITY
DATE                              RATE                                             PERIOD                                            REPAID                                            DATE